Exhibit 99.1
Compass Diversified Holdings Increases Third Quarter Distribution by 5% to $0.34 per Share
WESTPORT, Conn., Oct 14, 2008 /PRNewswire-FirstCall via COMTEX News Network/ — Represents Company‘s Third Quarterly Distribution Increase since IPO in May 2006
Compass Diversified Holdings (Nasdaq: CODI) (“CODI” or the “Company”), a leading acquirer and manager of middle market businesses, announced today that its Board of Directors declared an increase in its quarterly cash distribution to $0.34 per share. The distribution for the three months ended September 30, 2008 is payable on October 31, 2008 to all holders of record as of October 24, 2008.
Joe Massoud, CEO of Compass Diversified Holdings, commented, "Our distribution for the third quarter of 2008 represents an increase of 5% from the previous quarterly distribution of $0.325 per share and marks the third increase in our distribution since the Company’s IPO in May 2006. The successful expansion of our quarterly distribution by approximately 30% over the past two and a half years reflects the ongoing ability of our diverse portfolio of subsidiary companies to generate stable cash flows in excess of our distribution levels. Notably, we have further increased our quarterly distribution during a difficult economic environment and have declared cumulative distributions of $2.9352 per share since going public. Going forward, we intend to continue to draw upon our sizeable operating cash flows, which exceed our distributions, as well as substantial gains from the opportunistic monetization of subsidiary businesses to reinvest in our Company and provide shareholders with growing cash flows and distributions over the long term.”
Mr. Massoud continued, “We remain on track to meet our previously stated consolidated financial goals for 2008. As we maintain our focus on the performance of our existing platform, CODI’s significant financial flexibility, which includes total available capital of approximately $425 million, bodes well for management to continue to capitalize on additional acquisitions utilizing our disciplined approach. In meeting this important objective, we expect to achieve further growth in this challenging financing market and drive long-term shareholder value.”
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms, wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI‘s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders.
Subsidiary Businesses
AFM Holdings Corporation and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture with the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 435 branch locations in 35 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards ("PCBs"). Advanced Circuits is based in Aurora, CO.
Fox Factory Holding Corp. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.

Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A copy of this press release, and of past press releases, is available on the Compass Diversified Holdings website located at www.compassdiversifiedholdings.com.
Compass Diversified Holdings
James J. Bottiglieri
Chief Financial Officer
203.221.1703
j im@compassequity.com
Investor Relations and Media Contacts:
The IGB Group
Leon Berman / Tyler Wilson
212.477.8438 / 646.673.9701
lberman@igbir.com / twilson@igbir.com
SOU RCE Compass Diversified Holdings
http://www.compassdiversifiedholdings.com
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